UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Under Rule Pursuant to § 240.14a-12

FAIR ISAAC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 24, 2015,

AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the Annual Meeting of the Stockholders of Fair Isaac Corporation (“Annual Meeting”) will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Tuesday, February 24, 2015

PLACE	Offices of Fair Isaac Corporation:

181 Metro Drive, Suite 700

San Jose, California

ITEMS OF BUSINESS	1.	To elect eight directors to serve until the 2016 Annual Meeting and thereafter until their successors are elected and qualified;

2.	A non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2015; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying proxy statement.

RECORD DATE

You can vote if you were a stockholder of record at the close of business on December 29, 2014. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least ten days prior to the Annual Meeting at our offices at 181 Metro Drive, Suite 700, San Jose, California 95110.

ANNUAL REPORT	Our 2014 Annual Report on Form 10-K accompanies this proxy statement.

VOTING

Your Vote Is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the Internet or telephone voting instructions on the proxy card. Any registered stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING

Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

Mark R. Scadina

Executive Vice President, General Counsel and Secretary

January 20, 2015

Fair Isaac Corporation

181 Metro Drive, Suite 700

San Jose, California 95110

Proxy Statement

ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on February 24, 2015, because you were a stockholder of Fair Isaac Corporation (“FICO,” “the Company,” “we,” “our,” “us”) at the close of business on December 29, 2014, the record date, and are entitled to vote at the meeting.

This proxy statement, the proxy card and the Annual Report on Form 10-K (the “Proxy Material”) are being mailed to stockholders beginning on or about January 20, 2015. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “stockholder of record” with respect to those shares. We sent the Proxy Material directly to you. You have the right to vote these shares directly.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the Proxy Material has been forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

What am I voting on?

1.	Election of eight directors: A. George Battle, Greg R. Gianforte, Braden R. Kelly, James D. Kirsner, William J. Lansing, Joanna Rees, David A. Rey and Duane E. White;

2.	Non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement;

3.	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending September 30, 2015; and

4.	Any other such business as may properly come before the meeting or any adjournment thereof.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the advisory approval of the compensation of our named executive officers as disclosed in this proxy statement, and FOR the ratification of Deloitte’s appointment as independent registered public accounting firm for the fiscal year ending September 30, 2015.

What is the voting requirement to elect the directors (Proposal 1)?

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted. Abstentions will not be counted “FOR” or “AGAINST” a nominee. Your broker or other nominee does not have discretionary authority to vote your shares on the election of directors, so any shares you hold in street name will not be cast if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will not be counted “FOR” or “AGAINST” a nominee. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement for advisory approval of the named executive officer compensation as disclosed in this proxy statement (Proposal 2)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is necessary for advisory approval of the named executive officer compensation as disclosed in this proxy statement. Because your vote on executive compensation is advisory, it will not be binding upon the Company or the Board of Directors. However, the Leadership Development and Compensation Committee will take into account the outcome of the vote when considering future executive officer compensation programs. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. Your broker or other nominee does not have discretionary authority to vote your shares on compensation-related proposals, so any shares you hold in street name will not be cast if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will not be counted “FOR” or “AGAINST” approval. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement to ratify the appointment of Deloitte (Proposal 3)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is necessary to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending September 30, 2015. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted toward a quorum and will have the same effect as negative votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What if other business is properly brought before the Annual Meeting for stockholder action?

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

How many votes do I have?

You are entitled to one vote for each share of common stock that you hold for each nominee for director and for each other matter presented for a vote at the Annual Meeting. There is no cumulative voting.

How do I vote?

You may vote using any of the following methods:

•

Proxy card.    Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of directors, FOR the advisory approval of the compensation of our named executive officers as disclosed in this proxy statement, and FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2015.

•

By telephone or the Internet.    The telephone and Internet voting procedures we established for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the Annual Meeting.    All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary of FICO;

•	Submitting a new proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

What shares are included on the proxy card?

The shares on your proxy card represent shares you own.

Is my vote confidential?

Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

What constitutes a quorum?

As of the record date, 31,723,593 shares of FICO common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum. Abstentions and broker non-votes will be counted in determining if there is a quorum, but neither will be counted as votes cast.

Who can attend the Annual Meeting?

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you. If you are a beneficial owner, you may request a ticket by writing to the Corporate Secretary, 181 Metro Drive, Suite 700, San Jose, California 95110, or by faxing your request to 408-535-1529. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

What are FICO’s costs associated with this proxy solicitation?

We have hired Innisfree M&A Incorporated to assist in the solicitation of votes for $10,000 plus reasonable out-of-pocket expenses. FICO employees, officers and directors may also solicit proxies. We will bear the expense of preparing, printing and mailing the Proxy Material, and reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of common stock.

How can I obtain the Company’s corporate governance information?

The following FICO corporate governance documents are available on our website at www.fico.com on the “Investors” page and are also available in print and free of charge, to any stockholder who requests them:

•	Corporate Governance Guidelines;

•	Board Committee Charters — Audit Committee; Governance, Nominating and Executive Committee; and Leadership Development and Compensation Committee;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Management; and

•	Director Independence Criteria.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 24, 2015: The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Do any stockholders own more than five percent of FICO’s stock?

Yes. As of the dates indicated below in footnotes (3) through (7), publicly available information indicated that certain stockholders were beneficial owners of more than five percent of the outstanding shares of our common stock. The information in the table below the following question is as reported in their filings with the Securities and Exchange Commission (“SEC”). The percentages noted in the table are as provided by the shareholder as of the date of their filing and not as of December 29, 2014. We are not aware of any other beneficial owner of more than five percent of our common stock.

What is the security ownership of directors and executive officers?

In addition to the information described in the preceding question, the following table sets forth the beneficial ownership of our common stock as of December 29, 2014, for each director and nominee for director, each executive officer named in the Summary Compensation Table below, and by all directors, nominees and executive officers of the Company as a group.

Directors, Nominees, Executive Officers and 5% Stockholders	Beneficial Ownership(1)
	Number	Percent(2)
Eaton Vance Management(3)	3,793,476	10.9%
2 International Place, Boston, MA 02110
BlackRock, Inc.(4)	3,004,603	8.7%
40 East 52nd Street, New York, NY 10022
Vanguard Group, Inc.(5)	2,086,932	6.0%
100 Vanguard Blvd., Malvern, PA 19355
Ariel Investments, LLC(6)	1,896,425	5.5%
200 E. Randolph Drive, Suite 2900, Chicago, IL 60601
Royce & Associates(7)	1,771,257	5.5%
745 Fifth Avenue, New York, NY 10151
William Lansing(8)	357,031	1.1%
Mark Scadina(9)	182,546	*
James Kirsner(10)	106,183	*
Michael Pung(11)	101,098	*
James Wehmann(12)	97,821	*
A. George Battle(13)	83,366	*
Duane White(14)	69,360	*
Rahul Merchant(15)	53,594	*
David Rey(16)	39,630	*
Braden Kelly(17)	26,305	*
Greg Gianforte(18)	26,146	*
Stuart Wells(19)	19,183	*
Joanna Rees	—	—
All directors, nominees and executive officers as a group (17 persons)(20)	1,343,585	4.2%

*	Represents holdings of less than 1%.

(1)

To the Company’s knowledge, the persons named in the table have sole voting and sole dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)

If the named person holds stock options exercisable on or prior to February 27, 2015, or restricted stock units that will vest on or prior to February 27, 2015, the shares underlying those options or restricted stock units are included in the number for such person. Shares deemed issued to a holder of stock options or restricted stock units pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

(3)	Information as to this person is based on the report on the Schedule 13G/A filed by this person as of January 27, 2014.

(4)

Information as to this person (including affiliated entities) is based on the report on the Schedule 13G/A filed by this person as of January 17, 2014. BlackRock, Inc. has sole voting power as to 2,895,556 shares and sole dispositive powers as to 3,004,603 shares.

(5)

Information as to this person is based on the report on the Schedule 13G/A filed by this person as of February 6, 2014. The Vanguard Group has sole voting power as to 51,065 shares, sole dispositive power as to 2,038,867 shares and shared dispositive power as to 48,065 shares.

(6)

Information as to this person (including affiliated entity) is based on the report on the Schedule 13G filed by this person as of February 14, 2014. Ariel Investments has sole voting power as to 1,697,333 shares and sole dispositive power as to 1,896,425 shares.

(7)	Information as to this person is based on the report on the Schedule 13G/A filed by this person as of January 8, 2015.

(8)	Includes options to purchase 214,647 shares and restricted stock units representing 12,500 shares.

(9)	Includes options to purchase 118,750 shares.

(10)	Includes options to purchase 92,126 shares and restricted stock units representing 4,124 shares. 9,933 of Mr. Kirsner’s shares are held by the Kirsner Family Trust.

(11)	Includes options to purchase 38,750 shares. Mr. Pung holds 3.6912 shares directly through the Company’s ESPP and the Michael and Debora Pung 2014 Living Trust holds 62,345 shares.

(12)	Includes options to purchase 65,001 shares.

(13)

Includes options to purchase 46,937 shares and restricted stock units representing 4,124 shares. Mr. Battle holds 12,703 shares directly, the A. George Battle 2011 Separate Property Trust holds 9,602 shares, and Treehouse Vineyards LLC holds 10,000 shares.

(14)	Includes options to purchase 64,297 shares and restricted stock units representing 2,063 shares.

(15)	Includes options to purchase 52,594 shares.

(16)	Includes options to purchase 33,835 shares and restricted stock units representing 1,958 shares.

(17)	Includes options to purchase 21,013 shares and restricted stock units representing 3,625 shares.

(18)	Includes options to purchase 9,281 shares. Mr. Gianforte holds 1,365 shares directly and the Greg Gianforte Revocable Trust and Susan Gianforte Revocable Trust TIC holds 15,500 shares.

(19)	Includes options to purchase 7,500 shares.

(20)

Includes the shares in footnotes 8 through 19, including a total of 917,379 shares subject to options exercisable or restricted stock units scheduled to vest on or prior to February 27, 2015, by all the persons in the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the Company for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and greater than ten percent stockholders are required to file reports with the SEC showing their holdings of and transactions in the Company’s securities. Our employees generally prepare these reports on the basis of information obtained from each director and officer. Based on the information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by the Company’s directors, executive officers, and greater than 10% owners during the last fiscal year were filed on time.

PROPOSAL 1

ELECTION OF DIRECTORS

How many directors are being elected this year?

Our Bylaws specify that the Board of Directors will establish by vote how many directors will serve on the Board. The Board of Directors has set the number of directors at eight.

How are directors elected?

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted.

What is the length of the term?

Each director is elected for a one-year term, or until a qualified replacement is duly elected.

How are nominees selected?

Our Governance, Nominating and Executive Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on our website at www.fico.com. The Governance, Nominating and Executive Committee also strongly values diversity and seeks opportunities to promote diversity within the Company’s leadership. This viewpoint is reflected in our Corporate Governance Guidelines and our Governance, Nominating and Executive Committee Charter, both of which include diversity as a consideration the Governance, Nominating and Executive Committee takes into account when assessing our incumbents and candidates.

All of the current nominees to the Board were recommended as nominees by the Governance, Nominating and Executive Committee, and the full Board voted unanimously to designate them as nominees for election at the Annual Meeting. All of the nominees are presently serving on our Board and all have been previously elected by our stockholders except for Ms. Rees.

Are there any arrangements or understandings pursuant to which the nominees for the Board were selected?

One of the nominees — Duane White — was initially nominated for election to the Board at the 2009 Annual Meeting pursuant to an agreement (the “Sandell Agreement”) between the Company and certain stockholders of the Company that were affiliated with Sandell Asset Management Corp. (collectively, the “Sandell Group”). However, the Sandell Agreement did not require us to nominate Mr. White (or anyone else) for election at successive Annual Meetings, and in accordance with a July 29, 2009 amendment to the Sandell Agreement, the Sandell Group no longer has any representative on or influence over the composition of the Company’s Board.

Are stockholders able to nominate director candidates?

Yes. Our Governance, Nominating and Executive Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the Annual Meeting and comply with the notice procedures described below. A stockholder who wishes to nominate a candidate must send a written notice to the FICO Corporate Secretary. Each notice must include the following information about the nominee:

•	Name, age, and business and residence addresses;

•	Principal occupation or employment;

•

Class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•	A statement of the person’s citizenship; and

•

Any other information that must be disclosed about nominees in proxy solicitations pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder and any beneficial owner on whose behalf the nomination is made:

•	The name and address, as they appear in our records;

•

The class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•

A description of all agreements pursuant to which the nomination is being made, and any material interest of such stockholder or beneficial owner, or any affiliates or associates of such person, in such nomination;

•	A representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

•

A representation whether the stockholder or the beneficial owner intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of FICO’s outstanding shares required to elect the nominee or otherwise solicit proxies from stockholders in support of the nomination; and

•

Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

What happens if a nominee becomes unavailable to serve once placed on the ballot?

Each of the nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors, unless either they are directed by the proxy to do otherwise or the Board of Directors instead reduces the number of directors.

Director Nominees

Set forth below is biographical information for each director nominee, as well as information regarding the particular experience, qualifications, attributes or skills of the nominees that led the Governance, Nominating and Executive Committee to conclude that they should serve as members of the Board. Each of these nominees is currently serving as a member of the Board, except for Ms. Rees.

A. George Battle.    Director since 1996 and Chairman of the Board of Directors since 2002; Chair of the Governance, Nominating and Executive Committee; Member of the Leadership Development and Compensation Committee; Age 70.

From January 2004 to August 2005, Mr. Battle served as Executive Chairman at Ask Jeeves, Inc., a provider of information search and retrieval services. From December 2000 until January 2004, Mr. Battle served as Chief Executive Officer at Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner at Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.), global accounting and consulting firms. Mr. Battle’s last position at Andersen Consulting was Managing Partner, Market Development, responsible for Andersen Consulting’s worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. Mr. Battle is a director at the following public companies in addition to FICO: Netflix, Inc., LinkedIn Corporation, Expedia, Inc., and Workday, Inc. Within the last five years, Mr. Battle served on the board of Advent Software, Inc. and Opentable, Inc., each public companies, and also served as a director of the Masters Select family of funds. Mr. Battle received an undergraduate degree from Dartmouth College and an M.B.A. from the Stanford University Business School.

Mr. Battle brings strong leadership, seasoned business acumen, and a long career of diverse experience to the Board of Directors. He is our longest serving director, has in the past sat on all of our standing Board committees, and has extensive historical knowledge about the Company’s business units, technologies, and culture. We value his more than 25 years as a business consultant with a national consulting firm and his prior experience as a chief executive officer. He also serves on a number of other public and private company boards, which provides us with important perspectives on corporate governance and other matters, as well as best practices enacted at other companies.

Greg R. Gianforte.     Director since November 2013; Member of the Audit Committee; Age 53.

Since January 2012, Mr. Gianforte has served as Managing Director of Bozeman Technology Incubator, an organization dedicated to mentoring entrepreneurs in the technology industry. Mr. Gianforte founded RightNow Technologies, Inc., a cloud-based customer service and support solutions company, in 1997 and was the Chairman and Chief Executive Officer of RightNow Technologies until it was acquired by Oracle Corporation in January 2012. RightNow Technologies was Mr. Gianforte’s fifth software start-up business. He began his career at AT&T Bell Laboratories. Within the last five years, Mr. Gianforte served on the board of the following public company: RightNow Technologies, Inc. Mr. Gianforte holds an undergraduate and master’s degree from Stevens Institute of Technology.

Mr. Gianforte brings to the Board of Directors more than 25 years of experience as an innovator in the software industry, with a particular focus on cloud-based solutions and the customer experience. He also contributes the operations, leadership, financial and strategic skills he acquired as the Chief Executive Officer of a public company in our industry.

Braden R. Kelly.     Director since February 2013; Member of the Leadership Development and Compensation Committee; Age 44.

Mr. Kelly has been an Investment Partner at Health Evolution Partners, a private equity investment firm focused on the health care industry, since June 2013 and has served as a Senior Advisor to Health Evolution Partners since August 2008. From August 1995 to December 2006, Mr. Kelly was an employee and then Partner and Managing Director at General Atlantic Partners LLC, a global private equity investment firm focused on technology growth investing. Prior to joining General Atlantic Partners, Mr. Kelly worked in the investment banking division of Morgan Stanley & Co. as a member of the mergers, acquisitions and restructuring department. Within the last five years, Mr. Kelly served on the following public company board: InfoSpace, Inc. Mr. Kelly earned an undergraduate degree from the University of Notre Dame.

Mr. Kelly has a deep financial background and contributes a critical business and corporate development perspective to the Board of Directors through his extensive experience with strategic mergers and acquisitions, a key growth opportunity for the Company. Mr. Kelly’s extensive analysis of the technology and health care industries through his work as a private equity investor provides him with valuable insight into the business environments in which our Company and the companies in some of our key markets operate. The Board also benefits from Mr. Kelly’s significant experience as a strategic advisor to companies and his global experience working with growth companies in the United States, Europe and India.

James D. Kirsner.     Director since 2007; Chair of the Audit Committee; Member of the Governance, Nominating and Executive Committee; Age 71.

In 2001, Mr. Kirsner served as a consultant and interim Chief Operating Officer at Tukman Capital Management, an equity management firm. From 1993 until 2001, Mr. Kirsner was the Chief Financial Officer and head of Barra Ventures at Barra, Inc., an investment risk management services company. From 1967 until 1993, Mr. Kirsner was an audit professional with Arthur Andersen LLP, an international accounting and consulting firm. Mr. Kirsner was a partner in the firm from 1977 until his retirement in 1993. Mr. Kirsner is a director at the following public company in addition to FICO: Advent Software, Inc. Mr. Kirsner received his undergraduate and master’s degrees from Wharton School of Business at the University of Pennsylvania.

Mr. Kirsner brings extensive financial and accounting expertise to the Board of Directors. He serves as Chair of the Company’s Audit Committee and is qualified as an “audit committee financial expert” as defined under SEC guidelines. His significant public accounting, public company CFO, investment, and audit committee experience provide Mr. Kirsner with the financial acumen and leadership skills necessary to serve as Chair of our Audit Committee. He also serves on the board of another publicly traded company in the software industry, which provides us with additional valuable perspectives on our industry and on issues affecting similarly situated publicly traded companies.

William J. Lansing.     Director since 2006; Age 56.

Since January 2012, Mr. Lansing has served as the Company’s Chief Executive Officer. From February 2009 to November 2010, Mr. Lansing served as Chief Executive Officer and President at Infospace, Inc. From 2004 until 2007, Mr. Lansing served as Chief Executive Officer and President at ValueVision Media, Inc. From 2001 to 2003, he served as a General Partner at General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer at NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chief Executive Officer at Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development at General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President at Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc. Within the past five years, Mr. Lansing served on the board of the following public companies: RightNow Technologies, Inc., Digital River, Inc., and InfoSpace, Inc. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

Mr. Lansing is the only member of management who serves on our Board of Directors. As our Chief Executive Officer, Mr. Lansing has extensive, first-hand knowledge of our corporate strategy, business units, operations, and employees, as well as the opportunities, risks, and challenges faced by our Company. Mr. Lansing brings to his roles as an executive officer and director an extensive background in management through his past chief executive officer and other senior management positions held at various companies. His experience in the technology industry, particularly in the areas of the Internet and e-commerce, provides significant value across several of our business units.

Joanna Rees.     Age 53.

Since 2012, Ms. Rees has been a Managing Director of Soda Rock Partners, an investment and consulting firm, where she serves as an investor, board member and senior advisor to several private high-growth companies. In 1996, Ms. Rees founded VSP Capital, a San Francisco-based venture capital firm, where she served as Managing Partner until 2011. During her tenure with VSP Capital, Ms. Rees served on the board of more than 25 private, venture-backed companies across a broad range of industries. From 1995 to 1996, Ms. Rees worked at Vrolyk & Company, a boutique merchant bank, and from 1993 to 1995, Ms. Rees worked at Banc of America Securities, an investment banking subsidiary of Bank of America focused on private placements and mergers & acquisitions for retail, restaurant and branded consumer companies. Ms. Rees spent her early career in advertising and brand management. From 1984 to 1989, she oversaw multiple brands at Groupe Danone, a world leader in the food industry, and also was head of new product development in the US. In 1983, she started her career at Benton & Bowels (now DMB&B), an advertising agency, working on multiple consumer brands. Ms. Rees was the co-creator of the Build Brand Value CEO forum, which she led from 1997 to 2003. Within the last five years, Ms. Rees served on the following public company board: Leapfrog Enterprises. Ms. Rees earned her M.B.A. from Columbia University and a B.S. from Duke University.

Ms. Rees’s leadership and experience in investing in, advising and building leading growth companies are valuable to the Company as it seeks to continue to grow its business and broaden its portfolio with innovative new product categories. Ms. Rees has deep connections across a wide range of industries, including the technology and education industries, and access to thought leaders worldwide through her work with Soda Rock Partners.

David A. Rey.     Director since 2011; Member of the Audit Committee; Age 64.

From December 2008 to May 2011, Mr. Rey served as Executive Vice President and Chief Client Relationship Officer of UnitedHealth Group. From 1972 until 2008, Mr. Rey was an employee and then partner at Accenture (previously Andersen Consulting and Arthur Andersen & Co.), a global consulting firm. Mr. Rey served as both the Global Managing Partner of the healthcare industry practice and, as a Senior Managing Partner, led Accenture’s large client relationship development program. Mr. Rey does not serve on any other public board in addition to FICO nor has he served on any public boards in the past five years. Mr. Rey holds an undergraduate degree from the University of California.

Mr. Rey brings financial reporting and accounting expertise to the Board of Directors, as well as global, cross-industry experience in developing and sustaining the kind of large client relationships that increasingly drive our Company’s business growth. Mr. Rey’s strong financial background qualifies him as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. He has particular expertise with respect to analytic and other needs of the health care industry, which represents a key market opportunity for our Company.

Duane E. White.     Director since 2009; Chair of the Leadership Development and Compensation Committee; Member of the Governance, Nominating and Executive Committee; Age 59.

Since January 2013, Mr. White has been a Partner at Aveus, LLC, a consulting firm helping leaders dealing with major change initiatives. From 2006 to 2012, Mr. White was the Managing Director at Polihua Holdings LLC, a consulting firm working with companies in the financial services and healthcare industries. Through his position with Polihua Holdings, Mr. White was a consultant to Total System Services, Inc. (“TSYS”), leading TSYS’s healthcare initiatives, and continued this role in an employee capacity as President of TSYS’s healthcare division commencing in June 2007. Mr. White ceased to be an employee at TSYS in January 2009, but continued to work with this company as a consultant through Polihua Holdings until April 2011. From 2002 to 2006, Mr. White was with UnitedHealth Group (“UHG”) as Chief Operating Officer for Exante Financial Services, a financial services start-up company within UHG. Prior to UHG, Mr. White served as Director of the specialty finance group at Marquette Financial Companies from 2000 to 2002, as Executive Vice President of corporate services at Arcadia Financial Ltd. from 1997 to 2000 and as President of the mortgage subsidiary of First Bank System (now US Bancorp) from 1993 to 1996. Mr. White serves on the board of the following public company: Heartland Financial USA, Inc. Mr. White received an undergraduate degree from the University of Wisconsin–Eau Claire and an M.B.A. from Harvard University.

Mr. White brings extensive experience in the financial services and healthcare industries to the Board of Directors, and he brings valuable insight to the Board from having previously served as a senior leader within large companies where our products and services are highly relevant. Mr. White’s proven executive leadership track record has included oversight of sales, operations, technology, human resources and legal functions, allowing him to contribute a broad range of insights to the Board and Leadership Development and Compensation Committee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its stockholders to approve the compensation of our named executive officers as described under “Executive Compensation — Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This proposal gives our stockholders the opportunity to express their views on the Company’s executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Leadership Development and Compensation Committee will take into account the outcome of the vote when making future executive officer compensation decisions.

As we discuss below in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to deliver a performance-based pay philosophy, are aligned with the long-term interests of our stockholders and are competitive. The Company’s principal compensation policies, which enable the Company to attract, motivate and retain talented executive officers to lead the Company in the achievement of our business objectives, include:

•	We make annual cash compensation decisions based on assessment of the Company’s performance against measurable financial goals, as well as each executive’s individual performance.

•

We emphasize long-term incentive compensation awards that collectively reward executive officers based on individual performance, external and internal peer equity compensation practices, and the performance of the Company’s stock.

•	We delivered approximately two-thirds of the targeted annual long-term award value to top executives for fiscal 2014 in the form of performance-based incentives.

•	We require stock ownership by our senior executive officers.

As a result, we are presenting this proposal, which gives you as a stockholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s Proxy Statement for its 2015 Annual Meeting.

We have decided to hold an advisory vote on executive compensation annually until the next vote is held regarding the frequency of stockholder votes on executive compensation. The next advisory vote on executive compensation will be held at our 2016 Annual Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the responsibility of the Audit Committee to select and retain independent auditors. Our Audit Committee has appointed Deloitte as our independent auditors for the Company’s fiscal year ending September 30, 2015. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent registered public accounting firm for the fiscal years ended September 30, 2014 and September 30, 2013, for the audit of our annual financial statements and fees for other services rendered by the firm during those respective periods.

	2014	2013
Audit Fees	$2,246,000	$2,175,000
Audit-Related Fees	477,000	627,000
Tax Fees	245,000	59,000
All Other Fees	2,000	2,000

Total	$2,970,000	$2,863,000

Audit Fees.    Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with statutory audits, consultation on accounting matters and SEC registration statement services.

Audit-Related Fees.    Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, vendor compliance audits, due diligence related to acquisitions, and fees related to financial and non-financial attestation services (Service Organization Control).

Tax Fees.    Tax services consisted of fees for tax consultation and tax compliance services.

All Other Fees.    All other fees consisted of fees for access to an online library of accounting and financial reporting literature.

Our Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined that these services for fiscal 2014 and 2013 were compatible. The services described above were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act.

Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding preapproval of all audit and permitted non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which it requests the advance approval of the Audit Committee. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported on at the next Audit Committee meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2015.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

How does FICO determine if a director is independent?

Our Board of Directors has determined that Messrs. Battle, Gianforte, Kelly, Kirsner, Rey and White and Ms. Rees meet its independence standards, which are set forth in the Corporate Governance Guidelines on our website at www.fico.com. The Board defines an independent director as one who has no material relationship with the Company and its subsidiaries either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, independent directors must meet the requirements to be considered independent directors as defined under the current rules of the New York Stock Exchange (“NYSE”).

Are there any directors who are not independent or nominees who are not expected to be independent at the time of their election?

Yes.    Mr. Lansing is not independent, as he is employed by us as our CEO.

Are there any family relationships between any of the nominees, continuing directors and executive officers of FICO?

No.

How does FICO determine if a transaction includes a related person?

We maintain a written policy for the approval of any related person transactions. A “Related Person,” for purposes of our policy, means:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director;

•	Any person known to be the beneficial owner of more than 5% of our common stock; or

•	Any immediate family member of the foregoing persons.

“Immediate family members” include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and any other person (other than a tenant or employee) sharing the household of one of these individuals.

Under the Related Persons Transaction Policy, any transaction, arrangement or relationship between us and a Related Person (a “Related Persons Transaction”) must be reviewed by the Audit Committee, except that the following transactions, arrangements or relationships are exempt under the policy:

•	Payment of compensation by the Company to a director or executive officer of the Company for such person’s service to the Company in that capacity;

•	Transactions available to all employees or all stockholders of the Company on the same terms; and

•

Transactions that, when aggregated with the amount of all other transactions between the Company and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

In determining whether to approve a Related Persons Transaction, the Audit Committee will consider the following:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the Related Persons Transaction to the Related Person;

•	The role the Related Person has played in arranging the Related Persons Transaction;

•	The structure of the Related Persons Transaction; and

•	The interests of all Related Persons in the Related Persons Transaction.

We will only enter into a Related Persons Transaction if the Audit Committee determines that the Related Persons Transaction is beneficial to the Company, and the terms of the Related Persons Transaction are fair to the Company.

Did any Related Persons Transactions occur during fiscal 2014?

No.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

What is the leadership structure of the Board of Directors?

The Board of Directors does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board of Directors believes that it is in the best interests of the Company for the Board of Directors to make a determination on this matter when it appoints a new Chief Executive Officer or Chairman. The Board of Directors has determined that, currently, the most effective leadership structure is to have a separate Chairman of the Board, a position held by Mr. Battle since 2002, and Chief Executive Officer, a position held by Mr. Lansing since January 2012, as it provides us the best access to the judgments and experience of both individuals while providing a mechanism for the Board’s independent oversight of management. As a result, the Chairman presides over the meetings of the Board of Directors and the stockholders, and the Chief Executive Officer is allowed more time to focus energies on the management of the Company’s business.

What is the Board of Directors’ role in risk oversight?

Our management is responsible for identifying the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures. Our Board of Directors’ responsibility is to monitor the Company’s risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The Audit Committee of the Board of Directors has been monitoring management’s responsibility in the area of risk oversight. Accordingly, our internal risk management team regularly reports to the Audit Committee on our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors.

What committees of the Board of Directors does FICO have?

Our Board has three standing committees: Audit; Leadership Development and Compensation; and Governance, Nominating and Executive. All of the members of the committees are independent directors under the NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the three committees are available on our website at www.fico.com.

Which directors are on each committee? Who chairs the committees?

The following sets forth membership of each of our committees as of January 20, 2015. Rahul Merchant is not standing for reelection at the annual meeting. It is expected that Ms. Rees will join one or more committees during the course of fiscal 2015.

Name of Non-employee Director	Audit	Leadership Development and Compensation	Governance, Nominating and Executive
A. George Battle		X	C
Greg R. Gianforte	X
Braden R. Kelly		X
James D. Kirsner	C		X
Rahul N. Merchant	X
David A. Rey	X
Duane E. White		C	X

C = Chair

X = Committee Member

Audit Committee

What is the role of the Audit Committee? How often did it meet in fiscal 2014?

The Audit Committee is appointed by the Board to oversee and assist the Board in overseeing:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent auditor;

•	The performance of our internal audit function and independent auditor; and

•	The Company’s compliance with legal and regulatory requirements related to financial affairs and reporting.

The Audit Committee has the sole authority to retain, compensate, and replace the independent auditor. During fiscal 2014, the Audit Committee met nine times.

Does the Audit Committee review the audited financial statements with management?

Yes, and on an annual basis it provides an Audit Committee Report wherein it states that it recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee Report for this year follows.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements related to financial affairs and reporting. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter is available on the “Investors” page of our website at www.fico.com.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. Additionally, in performing its oversight function, the Audit Committee necessarily relies on the work and assurances of, and information provided by, management and the independent auditor.

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent auditor for the fiscal year ended September 30, 2014. In fiscal 2014, the Audit Committee met and held discussions with management and Deloitte on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q and the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2014. The Audit Committee discussed with Deloitte matters required to be discussed by Codification of Statements on Auditing Standards, AU Section 380 (Communication with Audit Committees). Deloitte also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as filed with the SEC.

Submitted by the Audit Committee:

James D. Kirsner, Chair

Greg R. Gianforte

Rahul N. Merchant

David A. Rey

Are all members of the Audit Committee financially literate according to the NYSE standards?

Yes.

Are there any Audit Committee members who meet the SEC standard for being an “audit committee financial expert”?

Yes.    All of our Audit Committee members have been determined to be “audit committee financial experts” under the SEC regulations.

Is the Audit Committee charter available on the Internet?

Yes.    The Audit Committee Charter is available on our website at www.fico.com on the “Investors” page.

Leadership Development and Compensation Committee

What is the role of the Leadership Development and Compensation Committee? How often did it meet in fiscal 2014?

The Leadership Development and Compensation Committee has overall oversight responsibility for the directors’ and executive officers’ compensation plans and the compensation policies and programs of the Company. Among other responsibilities, the Leadership Development and Compensation Committee:

•	Reviews and approves the level and terms of the executive officers’ annual and long-term compensation;

•	Administers the 2012 LTIP, as well as makes recommendations to the Board of Directors regarding the adoption of other incentive plans;

•

Makes recommendations to the Governance, Nominating and Executive Committee with respect to the form and amount of director compensation, and, jointly with the Governance, Nominating and Executive Committee, recommends changes in director compensation to the Board; and

•	Monitors compliance by directors and officers with the Company’s stock ownership guidelines.

The Leadership Development and Compensation Committee met eleven times in fiscal 2014.

Leadership Development and Compensation Committee Interlocks and Insider Participation

No member of the Leadership Development and Compensation Committee serves or has served as an officer of the Company. No executive officer serves, or in the past has served, as a member of the Board of Directors or compensation committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Leadership Development and Compensation Committee.

Is the Leadership Development and Compensation Committee Charter available on the Internet?

Yes.    The Leadership Development and Compensation Committee Charter is available on our website at www.fico.com on the “Investors” page.

Governance, Nominating and Executive Committee

What is the role of the Governance, Nominating and Executive Committee? How often did it meet in fiscal 2014?

The Governance, Nominating and Executive Committee currently consists of the Chairman of the Board and the chairs of the Audit Committee and Leadership Development and Compensation Committee. Among other responsibilities, the Governance, Nominating and Executive Committee:

•	Reviews annually with the Board the composition of the Board, the requisite skills and characteristics of new Board members, and the performance and continued tenure of incumbent Board members;

•	Seeks individuals qualified to become Board members for recommendation to the Board;

•	Develops and recommends to the Board the criteria for identifying and evaluating director candidates, and recommends candidates for election or reelection to the Board;

•	Establishes the agenda for each Board meeting in cooperation with the CEO and appropriate senior management;

•	Recommends the membership of the Audit and Leadership Development and Compensation Committees;

•	Reviews and assesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board for approval;

•

Receives recommendations of the Leadership Development and Compensation Committee with respect to the form and amount of director compensation, and, jointly with the Leadership Development and Compensation Committee, recommends changes in director compensation to the Board;

•

Takes action between meetings, subject to defined limits, with respect to investment, budget, and capital and exploratory expenditure matters arising in the normal course of the Company’s business; and

•	Takes action between meetings, subject to defined limits, to sell, lease, pledge, mortgage or otherwise dispose of property or assets of the Company.

During fiscal 2014, the Governance, Nominating and Executive Committee met four times.

Is the Governance, Nominating and Executive Committee Charter available on the Internet?

Yes.    The Governance, Nominating and Executive Committee Charter is available on our website at www.fico.com on the “Investors” page.

How many times did the Board of Directors meet in fiscal 2014? What is the attendance record of the directors?

During fiscal 2014, the Board of Directors met four times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served. Health permitting, all Board members are expected to attend our Annual Meeting. All directors serving on the Board at the time attended the 2014 Annual Meeting except for Mr. Kelly.

What do I do if I want to communicate with members of the Board of Directors?

Stockholders and other interested parties may communicate with non-employee directors by sending written communications to the Board of Directors or specified individual directors by addressing their communications to the Corporate Secretary, Fair Isaac Corporation, 181 Metro Drive, Suite 700, San Jose, California 95110. The communications will be collected by the Corporate Secretary and delivered, in the form received, to the presiding director, or, if so addressed, to a specified director.

Do the independent members of the Board of Directors meet in executive sessions?

Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at each regular Board meeting. A. George Battle, the Chairman of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines.

DIRECTOR COMPENSATION FOR FISCAL 2014

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended September 30, 2014.

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)		Stock Awards ($)(9), (10) (c)	Option Awards ($)(9), (11) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
A. George Battle	155,000	(2)	216,545	—	—	—	—	371,545
Greg R. Gianforte	75,000	(3)	234,586	236,145	—	—	—	545,731
Braden R. Kelly	90,000	(4)	102,812	106,215	—	—	—	299,027
James D. Kirsner	85,000	(5)	216,545	—	—	—	—	301,545
Rahul N. Merchant	60,000	(6)	—	212,430	—	—	—	272,430
David A. Rey	60,000	(7)	102,812	106,215	—	—	—	269,027
Duane E. White	85,000	(8)	108,325	111,867	—	—	—	305,192

(1)

All fees under this column represent fees paid to the directors under the Compensation Program for Non-Employee Directors last adopted February 11, 2014 (the “Program”) (described below) and the compensation program for the directors that was in effect prior to such time.

(2)

Represents an annual board retainer, annual independent chairman of the board retainer and committee chair retainer for the Governance, Nominating and Executive Committee paid quarterly to Chairman during the fiscal year.

(3)

Mr. Gianforte’s “Fees Earned or Paid in Cash” represent both the pro rata $15,000 annual retainer fees paid upon his election to the board in November, 2013 and the $60,000 annual retainer fees payable upon his re-election foregone by Mr. Gianforte to instead receive 870 and 3,966 stock options respectively. The amounts recognized for financial statement reporting purposes in fiscal 2014 with respect to such options, which was $67,733, is excluded from the “Options Awards” column.

(4)

Mr. Kelly’s “Fees Earned or Paid in Cash” include $30,000 annual retainer fees paid quarterly in the first and second quarter of fiscal 2014 and the $60,000 annual retainer fees payable upon his re-election foregone by Mr. Kelly to instead receive 3,966 stock options. The amounts recognized for financial statement reporting purposes in fiscal 2014 with respect to such options, which was $54,683, is excluded from the “Options Awards” column.

(5)	Represents annual board and Audit Committee chair retainers paid quarterly to Mr. Kirsner during fiscal 2014.

(6)	Represents the annual board retainer paid quarterly to Mr. Merchant during fiscal 2014.

(7)	Represents the annual board retainer paid quarterly to Mr. Rey during fiscal 2014.

(8)	Represents the annual board and Leadership Development and Compensation Committee chair retainers paid quarterly to Mr. White during fiscal 2014.

(9)

The amounts in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For information on the assumptions used to calculate the value of the awards, refer to Note 14 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as filed with the SEC.

(10)

As of September 30, 2014, the restricted stock unit awards outstanding for each director are as follows: Mr. Battle — 4,124; Mr. Gianforte — 4,094; Mr. Kelly — 5,291; Mr. Kirsner — 4,124; Mr. Merchant — 0; Mr. Rey — 1,958; Mr. White — 2,063.

(11)

As of September 30, 2014, the option awards outstanding for each director are as follows: Mr. Battle — 53,312; Mr. Gianforte — 18,170; Mr. Kelly — 26,013; Mr. Kirsner — 92,126; Mr. Merchant — 52,594; Mr. Rey — 45,835; Mr. White — 64,297.

How were non-employee directors compensated for fiscal 2014?

The following compensation components are paid to our non-employee directors:

•	Annual retainer fees;

•	An equity grant upon initial election to the Board; and

•	An annual equity grant.

Our Program is as described below. For a description of our compensation program in effect prior to this date, see last year’s proxy statement.

Under the Program, each non-employee director was entitled to receive annual retainer fees in the amounts set forth below and were paid in cash quarterly in arrears during their annual term commencing upon their election or re-election at each Annual Meeting of Stockholders. Such amounts were pro-rated for appointments made to the Board of Directors, Chair of the standing Board committee or Chairman of the Board between Annual Meetings.

Annual retainer fee payable to all non-employee directors	$60,000
Additional annual retainer fee payable to Chairs of the Board’s Audit Committee and Leadership Development and Compensation Committee	$25,000
Additional annual retainer fee payable to Chair of the Board’s Governance, Nominating and Executive Committee (GNEC)	$5,000
Additional annual retainer fee payable to Independent Chairman of the Board	$120,000

The stock price used for purposes of all calculations made under the Program equaled the average closing price of a share of the Company’s stock for the trading days within the 30-calendar-day period that ended on the eleventh calendar day before the date of grant.

Each non-employee director had the right, prior to the Annual Meeting, to elect to receive some or all of these annual retainer fees in the form of fully vested nonqualified stock options instead of cash. A director who elected to receive some or all of these annual retainer fees in the form of a stock option received an option to purchase a number of shares equal to the amount of the retainer or portion of the retainer being converted divided by the Black Scholes value of an option.

Upon initial election to the Board, each non-employee director was entitled to receive a number of nonqualified stock options subject to three-year ratable vesting equal to $460,000 divided by the Black Scholes value of a nonqualified stock option. The director was able to elect to convert either 50% or 100% of these stock options to restricted stock units subject to three-year ratable vesting. The number of restricted stock units was determined by dividing the aggregate Black Scholes value of the nonqualified stock options being exchanged by the value of a restricted stock unit.

Annual equity grants made to non-employee directors who were re-elected at the 2014 Annual Meeting of Shareholders after serving on the Board at least since the previous Annual Meeting were in the form of stock options subject to one-year cliff vesting equal to $230,000 divided by the Black Scholes value of a nonqualified stock option, and each committee chair received an additional 750 nonqualified stock options annually. Each director was able to elect to convert either 50% or 100% of these stock options to restricted stock units subject to one-year cliff vesting. The number of restricted stock units was determined by dividing the aggregate Black Scholes value of the nonqualified stock options being exchanged by the value of a restricted stock unit. Equity awards granted upon an Annual Meeting that are subject to vesting will vest upon the dates of successive Annual Meetings.

Are there stock ownership guidelines for the directors?

Yes.    Our policy requires non-employee directors to own outright 1,000 shares of FICO stock within 12 months of beginning service on the Board, and to hold 10,000 shares within five years of beginning service on the Board. All of the directors currently meet the stock ownership guidelines or are making acceptable progress to their applicable level.

Are the directors covered by any insurance policies?

Yes.    Directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Company Performance in Fiscal 2014

We delivered solid results in fiscal 2014:

•	We reported $789 million in revenue for fiscal 2014, an increase of 6% from fiscal 2013, including record revenue in both our Applications and Tools segments.

•	We delivered net income of $95 million and earnings of $2.72 per diluted share, up 5% and 11% respectively from the previous year.

•

Finally, we generated $160 million of free cash flow, which was used to return significant cash to shareholders through our stock repurchase program. During fiscal 2014, we repurchased approximately 3.7 million shares at a total cost of $215 million.

During fiscal 2014, we continued to invest in long-term growth initiatives that we expect to expand our addressable markets. We introduced a full suite of applications for the FICO® Analytic Cloud, modifying product offerings in our Applications and Tools segments to allow small-to-midsize companies to benefit from the affordability and simplicity of cloud-based solutions. In our Scores segment, we introduced the FICO® Score Open Access program, which allows participating clients to provide their customers with a free FICO® Score along with information to help them understand the factors that affect their score. To date more than 30 million consumers have access to their score through the FICO® Score Open Access program, and with the addition of new participants we expect this to grow to more than 60 million in early 2015. In addition, we introduced the FICO® Custom Credit Education program whereby lenders can license enhanced credit education tools from FICO to include in their consumer financial education programs. Finally, we introduced FICO® Score 9, which has been more enthusiastically received by the financial services industry, regulators, and consumer advocates than any previous new score version.

We continued to make acquisitions that enable us to deliver solutions to broader segments of the financial services industry and adjacent vertical industries; our recent acquisitions of InfoCentricity and Karmasphere are expected to benefit customers of all sizes and across all industries by simplifying cloud-based analytics modeling technology along with Big Data analytics for Hadoop.

Fiscal 2014 was also a good year from the perspective of our stockholders, with continued strong returns illustrated by the chart below for the past three years and the period from October 31, 2014 through December 31, 2014.

FICO vs. Russell 3000 3-Year Indexed Total Shareholder Return

(10/1/11 through 12/31/14)

Overview of Fiscal 2014 Compensation Program

As administered by our Leadership Development and Compensation Committee (the “Committee”), our compensation program seeks to closely link the financial interests of our Company’s executives with those of our stockholders. The Committee uses the following guidelines in our compensation program to help achieve this overarching goal.

Emphasis on Pay for Performance	•	No base salary increases for executive officers in fiscal 2014;
	•	Cash compensation significantly emphasizes short-term cash incentives, with plan funding based upon Company performance and individual awards linked closely to individual performance; and
•

Emphasis on long-term incentives to align executives’ interests with those of our stockholders and a continued shift towards performance-based vehicles, the value of which depends on both meeting the Company’s financial performance targets and our stock price performance.

Quality Pay Practices and Policies	•	No single-trigger accelerated vesting or payment for equity awards upon a change in control;
	•	Executive stock ownership guidelines that encourage ownership and further align our executives’ interests with those of our stockholders;
	•	Prohibition on hedging of Company stock;
	•	Annual peer group review with appropriate adjustments to ensure valid comparisons;
	•	No tax gross-ups allowed except with respect to relocation benefits and required spousal travel; and
	•	Independent compensation consultant engaged by the Committee does not provide any other services to the Company.

In making compensation decisions at the outset of fiscal 2014 and throughout the year, the Committee sought to reinforce the linkage between Company performance and executive compensation. In keeping with this objective, base salaries for executive officers in fiscal 2014 continued to remain flat as part of the continued movement to rebalance the mix of compensation elements to prominently feature performance-based cash incentives and equity.

While the targeted level of short-term cash incentive awards for each executive officer, expressed as a percentage of annual base salary, remained unchanged, actual short-term cash incentive award levels increased in fiscal 2014 compared to fiscal 2013 due to the Company’s above-target performance relative to established financial metrics. At the beginning of the fiscal year, our Board of Directors approved an Adjusted Revenue target of $776 million and an Adjusted EBITDA target of $236 million. These performance metrics were used by the Committee to determine funding of the fiscal 2014 cash incentive pool and to drive sustainable top- and bottom-line growth, balancing both short and longer term considerations. Our fiscal 2014 results of $805.3 million in Adjusted Revenue and $236.4 million in Adjusted EBITDA exceeded these targets, resulting in maximum funding under both the Broad-Based and Management Incentive Plans (equal to 125% of budgeted funding). “Adjusted Revenue” means (A) the Company’s GAAP Revenue, plus (B) the difference between (1) the amount of the Company’s contracted future revenue booked at the end of fiscal year 2014, and (2) the amount of the Company’s contracted future revenue booked at the end of fiscal year 2013, all as further adjusted for such adjustments as may be applicable. “Adjusted EBITDA” means earnings before interest, taxes, depreciation, and amortization (EBITDA) as adjusted for stock-based compensation expense, restructuring and acquisition-related charges, and other items reflected in the Regulation G schedule published by the Company as an attachment to its quarterly earnings releases, and further adjusted for such adjustments as may be applicable.

To align executive interests with the creation of stockholder value, equity-based incentive compensation represents a substantial portion of total compensation, and we have continued to shift the mix of equity awards toward those that are performance based instead of simply time vested. Long-term incentive awards to executive officers in fiscal 2014 were granted in December 2013 as part of the Company’s annual year-end performance review and compensation planning process. The Committee granted one-third of the targeted annual long-term award value to top executives in the form of performance share units (“PSUs”), which were designed to reward the achievement of established Adjusted Revenue and Adjusted EBITDA goals. Based on strong Company performance with respect to those metrics, the maximum number of PSUs granted in fiscal 2014 were earned. The Committee granted another one-third of targeted annual long-term award value in the form of Market Share Units, or MSUs. MSUs are earned based on the Company’s total shareholder return relative to the Russell 3000 index over performance periods of one, two and three years. Based on our one year total shareholder return from December 1, 2013 to November 30, 2014, 92% of the target awards for the first performance period in the MSUs granted in fiscal 2014 were earned. The remaining one-third of targeted annual long-term award value took the form of time-vested restricted stock units (“RSUs”) designed to promote stable retention value.

Our strong linkage of pay and performance is illustrated in the chart below, where our recent above target performance drove realized total direct compensation that was 127% of total targeted direct compensation for fiscal year 2014. The dollar amounts shown for targeted total direct compensation figures reflect value at grant. The dollar amounts shown for realized total direct compensation figures reflect an average closing price of $68.28. FY14 realized PSUs reflect maximum earnings and FY15 MSUs reflect 92% of first performance period units earned with second and third performance periods reflected at target.

Target v. Realized Compensation for Named Executive Officers in FY14

Preview of Fiscal 2015 Compensation Program

The Committee’s decisions made at the outset of fiscal 2015 reflect a continuation of the philosophy employed in fiscal 2014. In particular, only two of eight executive officers received an annual salary increase, and the long-term incentive program continues to reflect a strong emphasis on performance-based vehicles. As described more fully below, and as was the case in fiscal 2014, two-thirds of the value of the annual equity awards made to executive officers in fiscal 2015 is tied to performance-based vehicles.

In designing the fiscal 2015 long-term incentive approach, the Committee permitted management to exchange a portion of time-vested RSUs for non-qualified stock options (NQSOs). In making this decision, the Committee considered that NQSOs provide attractive leverage and permit the holder to determine when taxable income events occur via their decision to complete an exercise. The Committee permitted executives to exchange up to 100% of annual time-vested RSUs for NQSOs on an economically-equivalent basis and while maintaining the existing four-year vesting schedule. All but one executive took full or partial advantage of this new flexibility.

Named Executive Officers

Our named executive officers for fiscal 2014 consist of the following persons:

•	William Lansing, Chief Executive Officer,

•	Michael Pung, Executive Vice President and Chief Financial Officer,

•	Stuart Wells, Executive Vice President and Chief Technology Officer,

•	James Wehmann, Executive Vice President, Scores, and

•	Mark Scadina, Executive Vice President, General Counsel and Corporate Secretary.

Determination of Compensation

Committee Process

Members of executive management participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute input and analysis, which the Committee considers in making its decisions. The Committee is not bound by management’s recommendations, but the Committee relies on the insights of our CEO and Chief Human Resources Officer in determining compensation for the executive officers, other than the CEO. The Committee also consults with its outside compensation consultant during its review of executive officer compensation. Prior to making decisions impacting executive compensation, the Committee refers to comprehensive statements and reports prepared by its consultant and management that reflect the amount and elements of each executive’s total compensation.

The Committee leads an annual performance review of the CEO in connection with the determination of his compensation. As part of this process, one or more Committee members and/or the Chairman of the Board meet with each senior executive to discuss the CEO’s performance using a structured interview approach. In addition, each Board member completes a written evaluation form for the CEO and submits it to the Committee. Based on these interviews and written evaluations, as well as on its own determinations regarding the CEO’s performance, the Committee prepares a final performance review for the CEO. The Committee then submits a recommendation for the CEO’s compensation to the Board for discussion. Following such discussion, the Committee finalizes its determination of the CEO’s compensation and informs the CEO of such determination, together with the final performance review.

Peer Group Analysis

In connection with our fiscal 2014 executive compensation program, the Committee reviewed summary reports prepared by its consultant and by management reflecting current and proposed base salary, cash incentive and equity award levels for our executives. Each element was analyzed relative to survey data for technology companies with revenues between $500 million and $1 billion and against the Company’s compensation peer group. The peer group consisted of 20 companies that were selected as being similar in size to the Company and operating in the application software, data processing and outsourced services sub-industries within the Global Industry Classification Standard taxonomy.

The 20 peer companies that were considered when the Committee set compensation for fiscal 2014 are as follows:

ACI Worldwide	Jack Henry & Associates
Advent Software	Manhattan Associates
ANSYS	Mentor Graphics
Blackbaud	MicroStrategy
Cadence Design Systems	NetScout Systems
Compuware	Nuance Communications
Concur Technologies	Pegasystems
CSG Systems	PTC
FactSet Research	TIBCO Software
Informatica	Total Systems Services

The composition of the peer group is reviewed annually, with adjustments made that the Committee, with the assistance of its compensation consultants, believes are appropriate to maintain comparability within the employment marketplace and to reflect any mergers or acquisitions among the subject companies. In May 2014, FICO removed Total Systems Services from the peer group. Relative to the most recently revised peer group, the Company is positioned below median in both revenue and market capitalization and above median in operating and net income. Specific information with respect to relative position follows, using values as available at the time the peer group determination was being made in May 2014:

	Revenue ($ in millions)	Market Capitalization ($ in millions)	Operating Income ($ in millions)	Net Income ($ in millions)
75th percentile of peer group	$1,121	$4,463	$205	$151
50th percentile of peer group	$865	$2,781	$103	$67
25th percentile of peer group	$542	$1,527	$61	$34
Company	$738	$1,882	$158	$84
Percentile rank	39%	30%	60%	56%

The Committee considered the survey and peer group information in addition to the factors described above when setting the compensation levels for our executives for fiscal 2014. The Committee does not benchmark total compensation or individual elements of compensation to particular percentiles but aims to create competitive pay packages that are generally above market median if long-term equity incentives pay out at or above target based on challenging required levels of performance.

Use of Consultants

The Committee uses outside compensation consultants to assist it in analyzing our Company’s compensation programs and assessing market levels of compensation. For fiscal 2014, the Committee engaged Compensia, Inc. to provide competitive practice and market compensation data, advice regarding the design of compensation programs for outside directors and executive officers, input regarding specific compensation actions for executive officers, and analysis of the constitution of our peer group.

Stockholder Vote

At our last Annual Meeting of Stockholders held on February 11, 2014, we asked our stockholders to approve, by advisory vote, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in our proxy statement for that Annual Meeting. The proposal was approved by our stockholders with approximately 98.5% of the votes cast being “for” approval. In light of the overwhelming approval of our executive compensation practices by our stockholders, the Committee has largely maintained those practices over the past year. The Committee continues to evaluate and adjust the Company’s compensation practices as it deems appropriate to advance the best interests of the Company and its stockholders.

Elements of Compensation

The fiscal 2014 executive compensation program consisted of three key elements: (1) base salary; (2) short-term cash incentives; and (3) long-term incentives in the form of PSUs, MSUs and RSUs.

Compensation Element		Purpose and Philosophy
Base Salary	•	Provides executive officers with financial stability and predictable cash flow; and
•

Determined by evaluating the executive’s role within the Company, experience, performance, and potential for development, as well as base salaries of comparable roles within peer group companies and the broader marketplace.

Short-Term Cash Incentives	•	Rewards the achievement of annual Company and individual performance goals;
	•	Expressed as a targeted percentage of base salary determined with reference to the peer group companies and the broader marketplace; and
	•	Participant may earn between zero and 250% of target, depending both upon Company and individual performance.

Long-Term Incentives	•	Directly links a significant portion of total executive officer compensation to the market value of Company stock, while promoting retention through multi-year vesting;
•

Performance Share Units (PSUs) are earned based upon the extent to which annual Company financial targets are achieved with as few as zero and as many as 200% of targeted PSUs possible. Earned units are then subject to multi-year vesting, promoting continued linkage to Company stock price while also promoting retention;

•

Market Share Units (MSUs) use a performance measure that is based on relative total shareholder return over one-, two- and three-year periods instead of annual financial performance metrics to integrate a longer, multi-year performance period into the Company’s equity compensation program; and

	•	Restricted Stock Units (RSUs) represent a more stable equity-based compensation vehicle, ensuring linkage to Company stock price performance while promoting retention over a multi-year vesting period.

Base Salary in Fiscal 2014

None of our named executive officers experienced an increase in base salary as part of the Company’s annual year-end performance review and compensation process in November 2013. This conservative approach reflects the Committee’s continued commitment to favor incentive compensation elements directly linked to the achievement of targeted financial goals and the creation of stockholder value.

Short-Term Cash Incentives in Fiscal 2014

We offer a short-term incentive opportunity in the form of cash incentive awards to all of our executive officers. These incentive awards are paid from a single, centralized pool that supports short-term cash incentive payments made to our executive officers under our Management Incentive Plan and to other eligible employees under our Broad-Based Incentive Plan.

Cash incentives paid to our named executive officers under the Management Incentive Plan are intended to be qualified performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. For that purpose, the Committee establishes a formula to determine a maximum amount that may be paid to each of our named executive officers. The Committee has the discretion to pay amounts to the named executive officers under the Management Incentive Plan that are less than the maximum Section 162(m) payouts.

In fiscal 2014, the Committee determined the named executive officers’ cash incentive payouts using the framework set forth below (which was the same for the named executive officers as for all other participants in the Management Incentive Plan and Broad-Based Incentive Plan):

Company Budget and Performance Factor	=

A value ranging from 0 to 125%, which is equal to the amount of the budgeted level of bonus pool funding in the fiscal year’s operating plan divided by the aggregate amount of plan participants’ target-level awards multiplied by the extent to which Company Adjusted Revenue and Adjusted EBITDA targets are achieved. Fiscal year 2014 = 88.3%

Participant Performance Factor	=	A value ranging from 0 to 200% reflecting the extent to which individual participant performance goals were achieved.

Participant Target %	=	The percentage of each participant’s annual base salary that represents a target cash incentive payout amount.

As an illustrative example, a participant with an annual base salary of $400,000, a Participant Target % of 50% of base salary, and a Participant Performance Factor of 100% would have had an allocated cash incentive amount of $176,600 for fiscal 2014 (compared to a target payout of $200,000).

The Committee establishes the size of the cash incentive pool by determining the Company Budget and Performance Factor, which is equal to the amount of the budgeted level of bonus pool funding in the fiscal year’s operating plan divided by the aggregate amount of plan participants’ target-level awards multiplied by the extent to which Adjusted Revenue and Adjusted EBITDA targets are achieved. The table below illustrates this calculation for fiscal 2014:

Financial Metric	Threshold Funding Level		Targeted Funding Level		Maximum Funding Level	Actual Performance*
Adjusted Revenue	$743 million	$756 million	$776 million	$790 million	$800 million	$805.3 million
Adjusted EBITDA	$220 million	$228.7 million	$236 million	$236 million	$236 million	$236.4 million
Company Budget and Performance Factor	0%	35.3%	70.7%	79.5%	88.3%	88.3%

*	When calculating the financial results, the Committee excluded the impact of the InfoCentricity and Karmasphere acquisitions from both Adjusted Revenue and Adjusted EBITDA.

In accordance with this calculation, a Company Budget and Performance Factor of 88.3% was applied to the cash incentive pool and uniformly affected payouts made to all participants in the Management Incentive Plan and Broad-Based Incentive Plan. This fiscal 2014 Company Budget and Performance Factor was higher than in fiscal 2013, when below-target Company performance yielded a multiplier of 43.7%.

The Participant Performance Factor is a function of the extent to which individual performance goals are achieved. These goals can include Company-wide metrics as well as business unit metrics and goals that are highly specific to the functions over which the individual has primary responsibility. The CEO’s goals are established by the Committee after considering input from each outside director, and the CEO’s individual performance evaluation is completed annually by the Committee. Individual performance goals for the executive officers other than the CEO are established by the CEO, and evaluations for those executives are completed annually by the CEO and discussed with the Committee. If an executive receives the lowest performance rating on a three-point scale (“Improvement Needed”), his award will generally be reduced to zero. Conversely, if an executive receives the highest overall performance rating (“Outstanding”), his Participant Performance Factor could be as high as 200%. Distribution guidelines applicable to these performance ratings ensure that participants in the short-term cash incentive program are not all rated on the high or low end of the scale, but are instead distributed above and below the target levels. Discretion can be exercised to make adjustments within the performance scale.

The Participant Performance Factor values for the named executive officers in fiscal 2014, along with key factors considered by the Committee and the CEO, as applicable, in making these valuations, were as follows:

Named Executive Officer	Participant Performance Factor	Key Factors
William Lansing	135%	• successfully targeted and integrated acquired companies • drove investment in innovation • developed and motivated a talented executive team
Michael Pung	114%	• showed effective management of the operating expense budget • built rapport with key investors
Stuart Wells	146%	• oversaw important technology innovation, including our FICO® Decision Management Platform and the FICO® Analytic Cloud • prepared for SaaS-based delivery of major applications
James Wehmann	171%

• drove innovation in the business-to-consumer Scores business, which led to accelerating revenue growth

• successfully negotiated new contracts with bureau partners, which opened up new growth opportunities

Mark Scadina	143%	• successfully targeted and integrated acquired companies • delivered highly effective legal counsel in support of our global business

The Participant Target % for each participant in the Management Incentive Plan represents market-competitive levels for executives in comparable roles. As provided in their respective employment agreements, Mr. Lansing’s Participant Target % is 100% of annual base salary, and the other named executive officers each have a Participant Target % of 50% of annual base salary.

The combined effect of these inputs led to the following payouts for the named executive officers under the Management Incentive Plan for fiscal 2014 performance, shown along with the target payout levels:

Named Executive Officer	Target Payout for Fiscal 2014	Actual Payout for Fiscal 2014
William Lansing	$675,000	$800,000
Michael Pung	$200,000	$200,000
Stuart Wells	$250,000	$320,000
James Wehmann	$200,000	$300,000
Mark Scadina	$200,000	$250,000
Totals	$1,525,000	$1,870,000

Long-Term Incentives in Fiscal 2014

The third key element of our executive compensation program for fiscal 2014 was long-term incentive equity awards. This component of compensation is used to drive achievement of the Company’s financial targets while linking compensation to the market value of our Company’s common stock. The value of annual awards received by the named executive officers in fiscal 2014 consisted of a one third split of PSUs, MSUs and RSUs. RSUs granted by the Committee generally vest in four equal annual installments beginning on the first anniversary of the grant date.

In determining the value of annual awards for fiscal 2014, the Committee considered market data and analysis provided by its outside compensation consultant and described above under “Determination of Compensation — Peer Group Analysis,” the individual performance of each executive, the need to reinforce positive levels of collaboration and teamwork across members of the executive team following significant changes to the team occurring in the prior fiscal year, and the importance of retention.

Performance Share Units. For fiscal 2014, PSUs represented one-third of the targeted annual equity grants made in December 2013 to the Company’s executive officers. The PSUs granted in fiscal 2014 were earned on the basis of a one-year performance period but vest over the three years following the date of grant. The Committee used a one-year performance period because market uncertainties make it difficult to accurately forecast Adjusted Revenue and Adjusted EBITDA beyond that point. The Committee believes the complexity of our major products, along with the complexity of our major customers, yields a very long selling cycle, which in turn contributes significant uncertainty into our revenue stream and resulting EBITDA. Using a one-year performance period allows the Committee to reward performance for a time period over which the Company has better visibility instead of creating goals over a longer term that are more likely to be off the mark. In addition, distributing the payout over an additional two years creates long-term alignment with stockholders and retention incentives.

The compensation associated with PSU awards is intended to be deductible under Section 162(m), and the maximum number of PSUs that could have been earned over the performance period of fiscal 2014 by each named executive officer was specified in the applicable award agreement. In each case, the named executive officer could earn 200% of the target payout if the Company’s Adjusted Revenue for fiscal 2014, calculated in accordance with GAAP, equaled or exceeded the threshold amount of $700 million. The Committee had discretion to determine a lesser number of PSUs that would be earned and established the earnings model below when the awards were granted to inform its exercise of this negative discretion:

Financial Metric	Threshold Performance		Target Performance		Maximum Performance
Adjusted Revenue	$743 million	$756 million	$776 million	$790 million	$800 million
Adjusted EBITDA	$220 million	$228.7 million	$236 million	$236 million	$236 million
PSUs Earned (as percent of target)	0%	50%	100%	150%	200%

The Company’s above-target performance on the Adjusted Revenue and Adjusted EBITDA metrics in fiscal 2014 generated a multiplier of 200% of targeted PSUs.

The target number of PSUs and the number earned by each named executive officer for fiscal 2014 performance are as follows:

Named Executive Officer	Target Number of PSUs Granted for Fiscal 2014	Actual Number of PSUs Earned for Fiscal 2014
William Lansing	25,878	51,756
Michael Pung	8,723	17,446
Stuart Wells	9,747	19,494
James Wehmann	9,747	19,494
Mark Scadina	9,747	19,494

Market Share Units. For fiscal 2014, MSUs represented one-third of the targeted annual equity grants made in December 2013 to the Company’s executive officers. The MSUs granted in fiscal 2014 are earned based on the Company’s total shareholder return relative to the Russell 3000 index over performance periods of one, two and three years. The Committee used three performance periods to integrate a longer, multi-year performance period into the Company’s equity compensation program.

The compensation associated with MSU awards is intended to be deductible under Section 162(m). The amount of MSUs earned by a named executive officer in each of the one- and two-year performance periods is determined by taking one-third of the target units in the applicable award agreement multiplied by the relative return factor for the relevant performance period. The amount of MSUs earned by a named executive officer in the three-year performance period is determined by taking the total number of the target units in the applicable award agreement multiplied by the relative return factor for the relevant performance period, and then subtracting any shares earned in the one- and two-year performance periods from the result. The total number of shares earned in the one- and two-year periods is not adjusted if the foregoing calculation results in a negative number. The relative return factor for each performance period is calculated as follows:

Relative TSR Performance	Relative Return Factor
+40% or greater	200%
+20%	150%
0%	100%
-12.5%	50%
-25% or less	0%

The relative TSR performance generally means the difference between our total stockholder return minus the Russell 3000 index’s total stockholder return for the relevant performance period. Based on our total shareholder return, 92% of the MSUs granted in fiscal 2014 were earned at the conclusion of the first performance period. The target number of MSUs and the number earned by each named executive officer for fiscal 2014 performance are as follows:

Named Executive Officer	Target Number of MSUs Subject to One-Year Performance in Fiscal 2014	Actual Number of MSUs Earned for Fiscal 2014
William Lansing	8,626	7,935
Michael Pung	2,908	2,675
Stuart Wells	3,249	2,989
James Wehmann	3,249	2,989
Mark Scadina	3,249	2,989

Continued Developments in Long-Term Incentive Program

The charts below depict the evolution of our long-term incentive program over the last several years to increasingly emphasize performance-based vehicles over those based solely on time vesting. The values reflected assume that all executives elected to convert the maximum allowable portion of their annual stock option grants in fiscal year 2013 and earlier to RSUs, which was the typical pattern, and depicts PSUs and MSUs at target level. The fiscal 2013 chart reflects the annual grants made to named executive officers other than the CEO, who received an additional 70,000 stock options that were not convertible into RSUs and are not reflected below.

Retirement Arrangements

We offer a 401(k) plan for all eligible employees. Under this program, our executive officers (like all of our eligible employees) can receive a Company matching contribution on amounts they contribute to the 401(k) plan as follows: 100% match of the first 3% of eligible compensation contributed by the executive officer, followed by a 50% match of the next 2% of eligible compensation contributed by the executive officer. Our executive retirement and savings plan allows our vice presidents and more senior officers to defer up to 25% of their base salary and 75% of their cash incentive awards into an investment account. Amounts in this account are payable upon certain termination events as specified in the plan.

Other Compensation Arrangements

Each of our current named executive officers is party to a Letter Agreement that, among other things, provides for pay and benefits in the event of termination of employment by the Company without cause or by the executive for good reason, and a Management Agreement that provides for pay and benefits in the event of such a termination in connection with a change in control. These agreements are described in detail later in this proxy statement. The Committee believes that these severance and change-in-control arrangements are meaningful recruitment and retention devices, are important components in a competitive compensation package for the named executive officers, and will mitigate concerns that the executives may have regarding their continued employment prior to or following a change in control, thereby allowing them to focus their undivided attention on advancing the interests of the Company and its stockholders.

Our executive officers participate in our general employee benefit plans and programs, including health and dental benefits, on the same terms as all of our other full-time employees. We also pay the premiums for group life, accidental death and dismemberment, and business travel accident insurance for all eligible employees, including executive officers, in a coverage amount based upon their base salary.

Equity Award Grant Processes

Equity awards granted to named executive officers in fiscal 2014 were granted under the 2012 LTIP. Equity awards for all executive officers are approved by the Committee. The Committee has delegated authority to our CEO to approve the granting of equity awards to employees who are not executive officers, subject to certain parameters approved by the Committee. The exercise price of stock options is set at fair market value on the date of grant, with annual equity awards generally granted by the Committee on a pre-determined day in December of each fiscal year.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for the Company’s executive officers. The stock ownership guidelines are expressed as a fixed number of shares, varying by role, pegged to a particular level of underlying value. For the Chief Executive Officer, the target is 100,000 shares. For Executive Vice Presidents, the target is 50,000 shares. For Senior Vice Presidents, the target is 25,000 shares. The guidelines provide that executive officers should achieve the stated target within five years of appointment. As of the end of fiscal 2014, all executive officers had met the targeted stock ownership level applicable to their role or were making acceptable progress to their target level.

Consideration of Tax Matters

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility.

The Committee considers the Company’s ability to fully deduct compensation in accordance with the limitations of Section 162(m) in structuring our compensation programs. However, the Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and its stockholders. The Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Leadership Development and Compensation Committee Report

The Committee has discussed and reviewed the “Compensation Discussion and Analysis” with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

Submitted by the Leadership Development and Compensation Committee:

Duane E. White, Chair

A. George Battle

Braden R. Kelly

Compensation Policies and Practices in Relation to Risk Management

The Company’s management and Leadership Development and Compensation Committee are committed to continually assessing the structure of the Company’s compensation programs in the context of recognized best practices. Total compensation consists of a mix of fixed and variable elements, and among our officers a significant component of total compensation comes in the form of long-term equity incentives that vest over several years. The stock ownership guidelines in place for our executive officers also work to align our executives’ long-term interests with those of our stockholders.

Our cash incentive program applicable to both executives and other employees is structured to reward achievement of diverse goals, some of which are tied to Company-wide performance and some of which are tied to business unit performance, but all of which are designed to benefit the Company and its stockholders on a long-term basis. In addition, the Leadership Development and Compensation Committee retains discretion to adjust awards under the cash incentive program if a payout determined under the formula is not appropriate in the circumstances, and maximum award levels are in place to limit windfalls. Finally, our system of internal controls places a strong focus on avoiding undue financial risk through rigorous review processes.

In light of the risk-limiting features of its compensation policies and practices, the Company has concluded that any risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Consultant Conflict of Interest Analysis

The Leadership Development and Compensation Committee has considered the relationships that the compensation consultants it engaged in fiscal 2014 have had with the Company, the members of the Leadership Development and Compensation Committee and our executive officers, as well as the policies that the consultants have in place to maintain their independence and objectivity, and has determined that no conflicts of interest arose from the work performed by such consultants.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation earned in fiscal 2014, 2013 and 2012 by our named executive officers.

Name and Principal Position (a)	Fiscal Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2)(3) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan ($)(4) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
William Lansing	2014	675,000		4,702,827	—	800,000		26,525	6,204,352
Chief Executive Officer	2013	675,000		2,078,000	1,476,025	325,000	—	32,835	4,586,860
	2012	430,961	450,000	3,558,000	1,696,500	—	—	35,246	6,170,707
Michael Pung	2014	400,000		1,585,236	—	200,000		9,564	2,194,800
Executive Vice President and Chief Financial Officer	2013	400,000		1,246,800	369,000	85,000	—	46,137	2,146,937
	2012	395,192		1,244,600	295,012	195,000	—	159,148	2,288,952
Stuart Wells	2014	500,000		1,771,330	—	320,000		10,470	2,601,800
Executive Vice President and Chief Technology Officer	2013	500,000		1,246,800	369,000	150,000	—	11,808	2,277,608
	2012	548,573	100,000	2,420,205	1,676,277	—	—	6,484	4,751,539
James Wehmann	2014	400,000		1,771,330	—	300,000		10,416	2,481,746
Executive Vice President, Scores	2013	400,000		1,246,800	369,000	120,000	—	20,139	2,155,939
	2012	184,615	200,000	1,879,786	1,366,014	—	—	264	3,630,679
Mark R. Scadina	2014	400,000		1,771,330	—	250,000		10,616	2,431,946
Executive Vice President, General Counsel and Secretary	2013	400,000		1,246,800	369,000	120,000	—	10,616	2,146,416
	2012	400,000		1,600,200	354,000	240,000	—	10,064	2,604,264

(1)

Annualized base salaries for fiscal 2014 for the named executive officers were as follows: Mr. Lansing — $675,000; Mr. Pung — $400,000; Dr. Wells — $500,000; Mr. Wehmann — $400,000; Mr. Scadina — $400,000.

(2)

The amounts in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of each award granted during the fiscal year, computed in accordance with FASB ASC Topic 718, and do not reflect whether the named executive officer has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 14 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as filed with the SEC.

(3)	Stock Awards include the grant date fair value of time-based RSU awards, the PSU and MSU awards granted December 13, 2013 under the 2012 LTIP.

The PSUs were tied to the achievement of certain performance goals during fiscal 2014, and the named executive officer must be an employee on the vesting dates of December 13th of 2014, 2015 and 2016 in order to realize earned PSU value. The values included in the table for the PSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant. The maximum value of the award on the grant date, assuming the highest level of performance conditions achieved, would be $2,930,942 vs. target of $1,465,471 for Mr. Lansing; $987,967 vs. target of $493,983 for Mr. Pung; $1,103,945 vs. target of $551,973 for Dr. Wells; $1,103,945 vs. target of $551,973 for Mr. Wehmann; $1,103,945 vs. target of $551,973 for Mr. Scadina. The named executive officers earned 200% of their respective target award, resulting in 51,756 units for Mr. Lansing, 17,446 units for Mr. Pung, 19,494 units for Dr. Wells, 19,494 units for Mr. Wehmann, and 19,494 units for Mr. Scadina.

The MSUs were tied to the achievement of certain performance goals over three performance periods ending on November 30, 2014, 2015 and 2016. The named executive officers must be employed on the vesting dates of December 13th of 2014, 2015 and 2016 in order to realize the earned MSU value. The values included in the table for the MSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant. The maximum value of the award on the grant date, assuming the highest level of performance conditions achieved, would be $3,543,770 vs. target of $1,771,885 for Mr. Lansing; $1,194,540 vs. target of $597,270 for Mr. Pung; $1,344,768 vs. target of $667,384 for Dr. Wells; $1,344,768 vs. target of $667,384 for Mr. Wehmann; $1,344,768 vs. target of $667,384 for Mr. Scadina.

(4)	Represents amounts paid in the first quarter of fiscal 2015 based on performance during fiscal 2014 under our Management Incentive Plan.

(5)	The amounts shown for fiscal 2014 are detailed in the supplemental table below entitled “All Other Compensation Table.”

All Other Compensation Table

Elements of All Other Compensation	William Lansing		Michael Pung		Stuart Wells	James Wehmann	Mark Scadina
401(k) Match($)(1)	10,400		8,969		10,200	10,200	10,400
Life Insurance Premium($)(2)	365		216		270	216	216
Spousal Travel(3)	—		181		—	—	—
Tax Gross Ups($)	—		198	(4)	—	—	—
Other($)	15,760	(5)	—		—	—	—
Total($)	26,525		9,564		10,470	10,416	10,616

(1)	Represents the aggregate value of the Company’s cash contribution under the FICO 401(k) Plan during fiscal 2014.

(2)	Represents the aggregate incremental cost for the named executive officer’s basic life insurance premium, which is offered to all employees at one times current salary.

(3)	Represents amounts spent on commercial aircraft of the named executive officers’ spouses who were expected by the Company to attend certain Company events.

(4)

Represents gross-up payments to offset imputed income for the cost of Mr. Pung’s spousal travel. Company policy allows gross-ups only for required spousal travel and Company-paid relocation costs, when applicable.

(5)

Represents tax preparation fees incurred by Mr. Lansing, as provided in his Letter Agreement and a gift from the Chairman paid by the Company to Mr. Lansing in appreciation of his hosting a Board retreat and meeting at his home.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2014

The following table summarizes grants of plan-based compensation awards made during fiscal 2014 to our named executive officers.

											All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/SH) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)(5)
Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)		Target (#) (g)		Maximum (#) (h)
William Lansing		0	675,000	1,688,000
	12/13/2013				0	(2)	25,878	(2)	51,756	(2)					1,771,885
	12/13/2013				0	(3)	25,878	(3)	51,756	(3)					1,465,471
	12/13/2013										25,878	(4)			1,465,471

Michael Pung		0	200,000	500,000
	12/13/2013				0	(2)	8,723	(2)	17,446	(2)					597,270
	12/13/2013				0	(3)	8,723	(3)	17,446	(3)					493,983
	12/13/2013										8,723	(4)			493,983

Stuart Wells		0	250,000	625,000
	12/13/2013				0	(2)	9,747	(2)	19,494	(2)					667,384
	12/13/2013				0	(3)	9,747	(3)	19,494	(3)					551,973
	12/13/2013										9,747	(4)			551,973

James Wehmann		0	200,000	500,000
	12/13/2013				0	(2)	9,747	(2)	19,494	(2)					667,384
	12/13/2013				0	(3)	9,747	(3)	19,494	(3)					551,973
	12/13/2013										9,747	(4)			551,973

Mark Scadina		0	200,000	500,000
	12/13/2013				0	(2)	9,747	(2)	19,494	(2)					667,384
	12/13/2013				0	(3)	9,747	(3)	19,494	(3)					551,973
	12/13/2013										9,747	(4)			551,973

(1)

The amounts shown in these columns represent the estimated threshold (or minimum), target, and maximum possible cash incentive awards for each of the named executive officers. Under our Management Incentive Plan, Mr. Lansing’s target amount is equal to 100% of his base salary and the target amount for each of the other named executive officers is equal to 50% of his base salary. The maximum amount in each case equals 2.5 times the target amount, which would result if the Company Performance Factor were 125% and the Participant Performance Factor were 200%. Additional detail regarding the determination of cash incentives to executives for fiscal 2014 is included above under “Compensation Discussion and Analysis.” Actual payments are set forth in the “Summary Compensation Table” above.

(2)

Amounts shown reflect MSUs that were granted under our 2012 LTIP and were subject to the achievement of specific performance goals related to the Company’s total shareholder return relative to the Russell 3000 index over performance periods of one, two and three years, approved by the Leadership Development and Compensation Committee. For all named executive officers, 92% of the target awards for the first performance period were earned and vested on December 13, 2014 and the remaining portion of the target awards may be earned subject to achievement of specific performance goals for the two and three year performance periods and then subsequently vest subject to the named executive officers’ continued employment with the Company through December 13, 2015 and December 13, 2016 respectively.

(3)

Amounts shown reflect PSUs that were granted under our 2012 LTIP and were subject to the achievement of specific performance goals related to revenue and net income metrics approved by the Leadership Development and Compensation Committee. For all named executive officers, 200% of the target awards were earned, one-third of the earned units vested on December 13, 2014 and the remaining two-thirds are scheduled to vest in annual installments beginning December 13, 2015 (subject to the named executive officers’ continued employment with the Company through each applicable vesting date).

(4)	These RSUs vest in four equal increments on the first four anniversaries of the grant date. These awards do not pay dividend equivalents.

(5)

Represents the grant date fair value of each MSU, PSU, or RSU, as applicable, computed in accordance with FASB ASC Topic 718. The values included in the table for the MSU and PSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant.

Letter Agreements

The Company is a party to Letter Agreements with each of the named executive officers. The material provisions of such Letter Agreements related to the executive officers’ ongoing compensation arrangements are described below.

William Lansing

For each full fiscal year of the Company during the term of his Letter Agreement, Mr. Lansing will be eligible to receive a cash incentive award with a target equal to 100% of his annual base salary at the rate in effect at the end of such fiscal year, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the Leadership Development and Compensation Committee from time to time.

If Mr. Lansing’s employment is terminated by the Company without Cause or if he voluntary resigns for Good Reason (both as defined below) prior to the expiration of the term of the Letter Agreement, Mr. Lansing will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (i) a cash payment in an amount equal to two times the sum of (a) his annual base salary in effect on the last day of his employment (but in no event less than $675,000), plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following Mr. Lansing’s separation from service, and (ii) continuation of certain benefits pursuant to COBRA for 18 months. Mr. Lansing’s receipt of these severance pay and benefits would be conditioned on his execution of a release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

Mr. Lansing’s Letter Agreement also provides that the Company will reimburse him annually up to $25,000 related to financial planning and/or personal income tax preparation and accounting services.

Other Named Executive Officers

For each full fiscal year of the Company during the term of each executive officer’s Letter Agreement, the executive officer will be eligible to receive a cash incentive award with a target equal to 50% of his annual base salary at the rate in effect at the end of such fiscal year, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the Leadership Development and Compensation Committee from time to time.

If an executive officer’s employment is terminated by the Company without Cause or if he voluntary resigns for Good Reason (both as defined below) prior to the expiration of the term of his Letter Agreement, he will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (1) a cash payment in an amount equal to one times the sum of (a) his annual base salary in effect on the last day of his employment, plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following his separation from service (subject to certain exceptions), and (2) continuation of certain benefits pursuant to COBRA for 12 months. The executive officer’s receipt of these severance pay and benefits would be conditioned on his release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

Definitions

In all of the Letter Agreements, “Cause” generally means a good faith determination by the Company of one or more of the following: (i) commission by the executive officer of a felony, (ii) an intentional act of fraud or material dishonesty connected with the executive officer’s employment with the Company or otherwise likely to cause the Company material harm, (iii) the executive officer’s willful failure or refusal to perform in all material respects his duties, or (iv) a material breach by the executive officer of the Company’s policies or codes of conduct or of another written agreement between the Company and the executive officer.

In Mr. Lansing’s Letter Agreement, “Good Reason” generally means that one of the following conditions occurs without his consent and the Company does not cure the condition after receiving notice of it: (i) a material diminution in Mr. Lansing’s status or position as Chief Executive Officer, (ii) a requirement that Mr. Lansing relocate to an office located more than 50 miles away from his current office location, (iii) a material breach by the Company of the terms of the Letter Agreement, or (iv) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

In the other named executive officers’ Letter Agreements, “Good Reason” generally means that one of the following conditions occurs without the executive officer’s consent and the Company does not cure the condition after receiving notice of it: (i) a material reduction in the executive officer’s base salary, (ii) a material reduction in the executive officer’s annual cash incentive target expressed as a percentage of base salary, (iii) a requirement that the executive officer relocate to an office located more than 50 miles away from his current office location, (iv) a material breach by the Company of the terms of the Letter Agreement, or (v) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

Name (a)								Stock Awards
	Option Awards							Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
William Lansing	2/6/2006	895	—		—	44.66	2/5/2016	1/27/2012	25,000	(3)	1,377,500	—		—
	2/6/2006	30,000	—		—	44.66	2/5/2016	1/27/2012	40,000	(4)	2,204,000	—		—
	2/12/2007	11,250	—		—	40.01	2/11/2017	12/13/2012	12,499	(3)	688,695	—		—
	2/5/2008	11,250	—		—	25.25	2/4/2018	12/13/2012	20,001	(5)	1,102,055	—		—
	2/1/2011	11,250	—		—	25.87	1/31/2021	12/13/2013	25,878	(3)	1,425,878	—		—
	1/27/2012	75,000	75,000	(2)	—	36.01	1/26/2019	12/13/2013	51,756	(6)	2,851,756	—		—
	12/13/2012	30,001	90,001	(2)	—	41.89	12/12/2019	12/13/2013	—		—	25,878	(7)	1,425,878
Michael Pung	11/18/2010	—	25,000	(2)	—	23.84	11/17/2017	12/13/2011	4,166	(3)	229,547	—		—
	12/13/2011	—	12,500	(2)	—	35.99	12/12/2018	12/13/2011	5,000	(3)	275,500	—		—
	12/13/2012	—	22,500	(2)	—	41.89	12/12/2019	12/13/2011	13,334	(4)	734,703	—		—
	—	—	—		—	—	—	12/13/2012	7,500	(3)	413,250	—		—
	—	—	—		—	—	—	12/13/2012	12,000	(5)	661,200	—		—
	—	—	—		—	—	—	12/13/2013	8,723	(3)	480,637	—		—
	—	—	—		—	—	—	12/13/2013	17,446	(6)	961,275	—		—
	—	—	—		—	—	—	12/13/2013	—		—	8,723	(7)	480,637
Stuart Wells	4/25/2012	—	62,500	(2)	—	43.05	4/24/2019	4/25/2012	20,832	(3)	1,147,843	—		—
	12/13/2012	—	22,500	(2)	—	41.89	12/12/2019	4/25/2012	12,000	(4)	661,200	—		—
	—	—	—		—	—	—	12/13/2012	7,500	(3)	413,250	—		—
	—	—	—		—	—	—	12/13/2012	12,000	(5)	661,200	—		—
	—	—	—		—	—	—	12/13/2013	9,747	(3)	537,060	—		—
	—	—	—		—	—	—	12/13/2013	19,494	(6)	1,074,119	—		—
	—	—	—		—	—	—	12/13/2013	—		—	9,747	(7)	537,060
James Wehmann	4/1/2012	50,001	50,000	(2)	—	43.90	3/31/2019	4/1/2012	16,666	(3)	918,297	—		—
	12/13/2012	7,500	22,500	(2)	—	41.89	12/12/2019	4/1/2012	8,000	(4)	440,800	—		—
	—	—	—		—	—	—	12/13/2012	7,500	(3)	413,250	—		—
	—	—	—		—	—	—	12/13/2012	12,000	(5)	661,200	—		—
	—	—	—		—	—	—	12/13/2013	9,747	(3)	537,060	—		—
	—	—	—		—	—	—	12/13/2013	19,494	(6)	1,074,119	—		—
	—	—	—		—	—	—	12/13/2013	—		—	9,747	(7)	537,060
Mark Scadina	12/18/2007	10,000	—		—	34.26	12/17/2014	12/13/2011	7,500	(3)	413,250	—		—
	12/18/2009	21,250	—		—	20.31	12/17/2016	12/13/2011	5,000	(3)	275,500	—		—
	12/13/2010	45,000	15,000	(2)	—	24.03	12/12/2017	12/13/2011	16,000	(4)	881,600	—		—
	12/13/2011	15,000	15,000	(2)	—	35.99	12/12/2018	12/13/2012	7,500	(3)	413,250	—		—
	12/13/2012	7,500	22,500	(2)	—	41.89	12/12/2019	12/13/2012	12,000	(5)	661,200	—		—
	—	—	—		—	—	—	12/13/2013	9,747	(3)	537,060	—		—
	—	—	—		—	—	—	12/13/2013	19,494	(6)	1,074,119	—		—
	—	—	—		—	—	—	12/13/2013	—		—	9,747	(7)	537,060

(1)	The market value of stock awards that have not vested was determined by multiplying the closing market price of the Company’s common stock on September 30, 2014 ($55.10) by the number of stock awards.

(2)	These stock options vest in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(3)	These RSUs vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(4)	These earned PSUs vest in shares in four equal increments on the 13th of December in 2012, 2013, 2014 and 2015, subject to the named executive officer’s continued employment.

(5)	These earned PSUs vest in shares in four equal increments on the 13th of December in 2013, 2014, 2015 and 2016, subject to the named executive officer’s continued employment.

(6)	These earned PSUs vest in shares in three equal increments on the 13th of December in 2014, 2015, and 2016, subject to the named executive officer’s continued employment.

(7)

These MSUs are earned upon achievement of performance goals related to the Company’s total shareholder return relative to the Russell 3000 index over performance periods of one, two and three years and then vest on the 13th of December in 2014, 2015, and 2016 subject to the named executive officer’s continued employment.

FISCAL 2014 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized On Vesting ($)(2) (e)
William Lansing	—	—	43,334	2,450,788
Michael Pung	41,250	1,175,431	21,375	1,232,995
Stuart Wells	70,002	1,024,917	22,917	1,310,540
James Wehmann	—	—	18,833	1,067,481
Mark Scadina	17,161	358,538	26,791	1,553,270

(1)

Equal to the number of shares acquired on exercise multiplied by the difference between the closing price of a share of the Company’s common stock on the date of exercise and the exercise price of the options.

(2)	Equal to the number of shares vested multiplied by the closing price of a share of the Company’s common stock on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2014

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
William Lansing	289,182	—	51,979	—	470,503	(3)
Michael Pung	—	—	—	—	—
Stuart Wells	—	—	—	—	—
James Wehmann	—	—	—	—	—
Mark Scadina	—	—	—	—	—

(1)	The amounts reported in this column were reported in the Summary Compensation Table as part of the individual’s compensation for fiscal 2014.

(2)

The amount reported in this column were not reported in the Summary Compensation Table as part of the individual’s compensation for the most recent fiscal year because none of the earnings are considered to be “above market” or “preferential.”

(3)	Of this the amount shown in this column, the following amount was previously reported as compensation in the Summary Compensation Table in fiscal 2013: $123,317.

This plan is intended for a select group of employees of the Company who are in the highest salary band. Employees can defer up to 25% of base salary and up to 75% of incentive award compensation into the plan.

These elections are irrevocable and stay in place for the entire calendar year. The Company does not make any employer contributions to this plan, and employees are always 100% vested in their contributions. Employees make their own investment election decisions from a select group of investment choices designated by the Company.

Participating employees also make an irrevocable election for distributions from the plan at retirement. If they terminate employment prior to retirement, then participating employees will receive their distribution on the first day of the seventh calendar month following separation from service due to any reason.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes the compensation that would become payable under existing plans and arrangements if a named executive officer’s employment terminates under certain circumstances or if a change in control of the Company occurs.

Executive Officer Management Agreements

Each of our executive officers is a party to a Management Agreement, as amended (the “Management Agreement”) with the Company. The Management Agreements are for a fixed term with automatic one-year extensions. Except in the case of Mr. Lansing, if during the term of the Management Agreements a change of control Event occurs, and if the executive officer’s employment is terminated within 60 days before or two years following the Event due to an involuntary termination by the Company without Cause or for Good Reason by the executive (as defined below), the executive will be entitled to the following pay and benefits: (i) a cash payment in an amount equal to one times the sum of (a) his annual base salary in effect on the last day of his employment, plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following his separation from service (subject to certain exceptions), and (ii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, all of such officer’s unvested stock options, restricted stock units and performance share units will vest in full, subject to certain limitations specified in the Management Agreement. The officer’s receipt of these severance amounts is conditioned on the officer’s delivery of a release of claims and agreement not to solicit Company employees for one year following termination of employment.

Mr. Lansing’s Management Agreement provides the same general provisions in the case of a termination of employment in connection with or following a change of control Event, except that Mr. Lansing’s severance will be in the amount of three times the sum of base salary and the greater of the incentive payment for the prior fiscal year or $450,000, and he is entitled to 18 months of continued benefits pursuant to COBRA.

In all of the Management Agreements, an “Event” generally means (i) the acquisition by a person of 30% or more the shares of our Company’s common stock, (ii) continuing directors no longer represent a majority of the members of the Board, (iii) the consummation of a reorganization, merger or consolidation of the Company or a statutory share exchange unless immediately following such transaction, all or substantially all of the persons who were the beneficial owners of the Company’s stock before the transaction own more than 70% of the common stock of the resulting corporation, or (iv) approval by the Company’s stockholders of a complete liquidation or dissolution or the sale of all or substantially all of the Company’s assets unless the sale is made to a corporation more than 70% of whose shares are held by persons who were the beneficial owners of the Company’s stock before the transaction.

In all of the Management Agreements, “Cause” generally means (i) willful and gross neglect by the executive officer of his duties, or (ii) a felony committed by the executive officer that is substantially detrimental to the Company.

In all of the Management Agreements, “Good Reason” generally means that one of the following conditions occurs without the executive officer’s consent and the Company does not cure the condition after receiving notice of it: (i) a material reduction in the executive officer’s authority, duty or responsibilities, (ii) a material reduction in the executive officer’s annual base salary or target incentive, (iii) a material reduction in the aggregate benefits the executive officer enjoys under the Company’s wellness and compensatory programs, (iv) a requirement that the executive officer relocate to an office located more than 50 miles away from his current office location, or (iv) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

If an executive officer receives any payment or benefit under his management agreement following termination of employment, he will not be entitled to receive severance benefits under his Letter Agreement.

Severance Arrangements

See the description of the named executive officers’ Letter Agreements above for information about severance pay and benefits.

Equity Awards

Under the stock option and RSU agreements entered into pursuant to the Company’s 1992 Long-term Incentive Plan (the “1992 LTIP”), those equity awards will vest in full upon an award recipient’s death or disability. The 2012 LTIP also provides for full vesting of equity awards granted under that plan, including stock options and RSUs, in the event of a recipient’s death or disability. In addition, the award agreements for the PSUs granted to executive officers under the 2012 LTIP provide that those awards will fully vest upon the death or disability of the award recipient or upon a change in control in which the Company does not survive as an operating company or only survives as a subsidiary of another entity; if the death or disability or change in control occurs during the performance period, the target number of units will be deemed earned and will vest in full, and if the death or disability or change in control occurs after the units have been earned but before they are fully vested, the number of earned units will vest in full.

The award agreements for the MSUs granted to executive officers under the LTIP provide that upon a change in control in which the Company does not survive as an operating company or only survives as a subsidiary of another entity (i) each performance period is truncated to end on the day of such change in control; (ii) the units earned at the end of each adjusted performance period are calculated with a modified calculation of the relative return factor; (iii) a portion of these adjusted period earned units vest immediately (determined by multiplying the adjusted period earned units by a fraction, the numerator of which is the number of days in the adjusted performance period and the denominator of which is the days in the performance period before adjustment; and (iv) the unvested units after the previous calculation will vest monthly. Furthermore, if the award recipient is terminated for reasons other than Cause all unvested units described in the preceding sentence will vest in full. Except upon an award recipient’s death or disability after the final performance period in the applicable award agreement for an MSU (where only earned units will vest in full), all units will vest in full upon an award recipient’s death or disability.

Insurance Benefits

All FICO employees are covered under our Short and Long Term Disability Policies. For the first six months of a disability, the employee receives 60% of base salary under the Short Term Disability Policy. After six months of disability, the employee becomes eligible to receive 50% of base salary (up to a maximum of $5,000 per month) under the Long Term Disability Policy. These payments continue for the first five years as long as the employee cannot perform the essential functions of his or her own occupation. If after five years the employee is still unable to perform the essential functions of his or her own occupation, he or she can receive benefits until he or she reaches the age of 65. Supplemental disability insurance can also be purchased by employees to increase the percentage of base salary to which they are entitled under the policies.

All employees are also covered by a Company-provided life insurance policy, which provides for the lump sum payment of one times the employee’s base salary in the event of death, or two times base salary in the event of accidental death. Additional amounts may be payable under a Company-provided business travel accident insurance policy.

Estimated Payments That Would Have Been Made to the Named Executive Officers

The tables below quantify the estimated payments and benefits that would have been provided to our named executive officers in connection with the termination of their employment under the circumstances indicated. In all cases, the information assumes that the triggering event occurred on the last day of fiscal 2014, and the price per share of our common stock is the closing market price on that day (which was $55.10). Benefits payable under our Short and Long Term Disability Policies and Company-provided life insurance policy are not reflected in the following tables.

William Lansing

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us for Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	2,000,000	3,000,000	—	—	—
Value of Benefits(2)	—	—	27,039	27,039	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	9,091,555	—	9,091,555	9,091,555
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	3,492,073	—	3,492,073	3,492,073
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	6,157,811	—	6,157,811	6,157,811
Market Value of Accelerated Market Share Unit Awards(6)	—	—	—	1,425,878	—	1,425,878	1,425,878
Total	—	—	2,027,039	23,194,356	—	20,167,317	20,167,317

(1)

Pursuant to Mr. Lansing’s Letter Agreement, he is entitled to a lump sum payment equal to two times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by him for good reason. Mr. Lansing’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Lansing for good reason within 60 days before or two years following a change in control, except that the lump sum payment is calculated as three times the sum of his base salary plus annual incentive award.

(2)

Pursuant to Mr. Lansing’s Letter Agreement, the Company is obligated to provide benefits to Mr. Lansing at existing levels for 18 months post-termination if his employment is terminated by the Company without cause or by Mr. Lansing for good reason. Mr. Lansing’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Lansing for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Mr. Lansing’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Mr. Lansing’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Mr. Lansing’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned market share units that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Michael Pung

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	485,000	485,000	—	—	—
Value of Benefits(2)	—	—	5,207	5,207	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	3,306,000	—	3,306,000	3,306,000
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	1,398,934	—	1,398,934	1,398,934
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	2,357,178	—	2,357,178	2,357,178
Market Value of Accelerated Market Share Unit Awards(6)	—	—	—	480,637	—	480,637	480,637
Total	—	—	490,207	8,032,956	—	7,542,749	7,542,749

(1)

Pursuant to Mr. Pung’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Pung for good reason. Mr. Pung’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Pung for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. Pung’s Letter Agreement, the Company is obligated to provide benefits to Mr. Pung at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Pung for good reason. Mr. Pung’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Pung for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Mr. Pung’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014 of $55.10. Mr. Pung’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Mr. Pung’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned market share units that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Stuart Wells

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	650,000	650,000	—	—	—
Value of Benefits(2)	—	—	6,280	6,280	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	4,683,500	—	4,683,500	4,683,500
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	2,098,153	—	2,098,153	2,098,153
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	2,396,519	—	2,396,519	2,396,519
Market Value of Accelerated Market Share Unit Awards(6)	—	—	—	537,060	—	537,060	537,060
Total	—	—	656,280	10,371,512	—	9,715,232	9,715,232

(1)

Pursuant to Dr. Wells’ Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Dr. Wells for good reason. Dr. Wells’ Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Dr. Wells for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Dr. Wells’ Letter Agreement, the Company is obligated to provide benefits to Dr. Wells at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Dr. Wells for good reason. Dr. Wells’ Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Dr. Wells for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Dr. Wells’ Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Dr. Wells’ Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Dr. Wells’ Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned market share units that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

James Wehmann

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by the NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	520,000	520,000	—	—	—
Value of Benefits(2)	—	—	18,857	18,857	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	3,994,750	—	3,994,750	3,994,750
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	1,868,606	—	1,868,606	1,868,606
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	2,176,119	—	2,176,119	2,176,119
Market Value of Accelerated Market Share Unit Awards(6)	—	—	—	537,060	—	537,060	537,060
Total	—	—	538,857	9,115,392	—	8,576,535	8,576,535

(1)

Pursuant to Mr. Wehmann’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Wehmann for good reason. Mr. Wehmann’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Wehmann for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. Wehmann’s Letter Agreement, the Company is obligated to provide benefits to Mr. Wehmann at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Wehmann for good reason. Mr. Wehmann’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Wehmann for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Mr. Wehmann’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Mr. Wehmann’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Mr. Wehmann’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned market share units that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Mark R. Scadina

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	520,000	520,000	—	—	—
Value of Benefits(2)	—	—	16,431	16,431	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	2,892,750	—	2,892,750	2,892,750
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	1,639,060	—	1,639,060	1,639,060
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	2,616,919	—	2,616,919	2,616,919
Market Value of Accelerated Market Share Unit Awards(6)	—	—	—	537,060	—	537,060	537,060
Total	—	—	536,431	8,222,220	—	7,685,789	7,685,789

(1)

Pursuant to Mr. Scadina’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Scadina for good reason. Mr. Scadina’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Scadina for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. Scadina’s Letter Agreement, the Company is obligated to provide benefits to Mr. Scadina at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Scadina for good reason. Mr. Scadina’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Scadina for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Mr. Scadina’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014 of $55.10. Mr. Scadina’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10. Mr. Scadina’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned market share units that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2014, of $55.10 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

OTHER INFORMATION

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	4,100,976	(1)	36.24	(2)	6,832,239	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	4,100,976	(1)	36.24	(2)	6,832,239	(3)

(1)

This amount represents the shares of Company common stock that may be issued upon the exercise of stock options or the vesting of restricted stock units and performance share units granted under the 1992 LTIP and the 2012 LTIP that were outstanding as of September 30, 2014.

(2)

The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock unit and performance share unit awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(3)

This amount includes (a) 4,124,273 shares available for future issuance under the 2012 LTIP as of September 30, 2014 and (b) 2,707,966 shares available for issuance under the Company’s 1999 Employee Stock Purchase Plan (“ESPP”) as of September 30, 2014; however, the Board of Directors has suspended the ESPP effective January 1, 2009. There are no shares available for future issuance under the 1992 LTIP, which expired in February 2012.

How can stockholders submit proposals for the 2016 Annual Meeting and otherwise?

Under the SEC rules, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2016 Annual Meeting, the proposal must be received by our Corporate Secretary, 181 Metro Drive, Suite 700, San Jose, California 95110, no later than 5:00 p.m. local time on September 9, 2015, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to our Corporate Secretary at that address.

In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought by a stockholder before the 2016 Annual Meeting, the stockholder must give timely written notice thereof to the Corporate Secretary and must otherwise comply with our Bylaws. Our Bylaws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices no fewer than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

Can I access the Proxy Material on the Internet?

Yes. The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy.

May I request a copy of the Company’s Annual Report on Form 10-K?

Yes. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, including the consolidated financial statements, schedules and list of exhibits and any particular exhibit specifically requested. Requests should be sent to: Fair Isaac Corporation, 181 Metro Drive, Suite 700, San Jose, California 95110, Attn: Investor Relations. The Annual Report on Form 10-K is also available on the “Investors” page of our website at www.fico.com.

By Order of the Board of Directors

MARK R. SCADINA

Executive Vice President, General Counsel and Secretary

Dated: January 20, 2015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FAIR ISAAC CORPORATION
The Board of Directors recommends you vote FOR the following Nominees:
1.	Election of Directors	For	Against	Abstain
	1a. A. George Battle	☐	☐	☐
	1b. Greg R. Gianforte	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
	1c. Braden R. Kelly 1d. James D. Kirsner 1e. William J. Lansing 1f. Joanna Rees 1g. David A. Rey 1h. Duane E. White	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	2. 3. 4.

To approve the advisory (non-binding) resolution relating to the Company’s executive officer compensation as disclosed in the Proxy Statement.

To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.

In their discrection upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

						☐ ☐	☐ ☐	☐ ☐
For address change and/or comments, mark here. (see reverse for instructions)				☐
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Each stockholder may be asked to present valid picture identification,

such as a driver’s license or employee identification badge, in addition to this admission ticket.

FAIR ISAAC CORPORATION

2015 ANNUAL MEETING OF STOCKHOLDERS

ADMISSION TICKET

Please present this ticket for admittance of the

stockholder(s) named on the reverse side.

Admittance will be based upon availability of seating.

NON-TRANSFERABLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M80507-P58516

FAIR ISAAC CORPORATION Annual Meeting of Stockholders February 24, 2015 This proxy is solicited by the Board of Directors

The undersigned hereby appoints William J. Lansing, Mark R. Scadina and Nancy E. Fraser, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 24, 2015, or any postponement or adjournment thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE ON THE EXECUTED PROXY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

Address change/comments:

(If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side